Frisch's Reports Second Quarter Fiscal 2014 Results

CINCINNATI, Jan. 8, 2014 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue of $49,216,739 during its fiscal 2014 second quarter ended December 10, 2013 (consisting of 12 weeks), a 1.4 percent increase over the $48,522,512 reported in the prior year's second quarter. Net earnings increased 18.2 percent in the second quarter to $2,364,019 ($0.46 diluted earnings per share (EPS)) up from $2,000,384 ($0.39 diluted EPS) in the comparable quarter last year. The increase in earnings was due to the benefits of lower administrative expense, lower interest expense and a lower effective tax rate offset partly by a lower gross profit margin. Year-to-date revenue was $110,453,360 versus $109,147,808 in the prior year, a 1.2 percent increase, and year-to-date net earnings grew 52.7 percent to $4,276,066 ($0.84 diluted EPS) from $2,800,672, ($0.56 diluted EPS) in the prior year. (Prior year earnings included a small charge against income tax from discontinued operations.)

Same store sales were essentially flat in the second quarter of fiscal 2014 while overall sales increased 1.4 percent over the second quarter of fiscal 2013 as a result of two new restaurant openings. Gross profit margin of 11.8 percent decreased from 12.3 percent in the prior year's second quarter, primarily as a result of higher new store opening costs and higher payroll costs offset partly by lower pension costs and improved efficiency in our commissary operations.

At the Corporate level, administrative expense decreased 6.3 percent in second quarter 2014 primarily as a result lower head-count, lower stock compensation expense, and lower pension expense than last year's second quarter. The effective tax rate decreased to 26.3 percent in the quarter compared to 34.7 percent in last year's second quarter due to changes in deferred taxes and last year's placement of a valuation allowance on certain deferred tax assets. Franchise fees and other revenue increased in second quarter 2014 versus second quarter 2013 due to the granting of a new license to a franchisee in the quarter.

Craig F. Maier, President and Chief Executive Officer, said, "Our second quarter showed good results despite lower customer counts. We continue to counter softness in customer counts with the introduction of new menu items combined with an emphasis on growing our drive-thru service with new equipment and fast service. The modest revenue increase combined with good cost control measures, including head-count reductions, drove our double-digit increase in earnings. Beginning in our third quarter, we are looking forward to offering an enhanced line of soft drinks with the introduction of Pepsi products in all of our units."

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Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company currently operates 96 company-owned Frisch's Big Boy restaurants and there are an additional 25 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

[See attached Financial Statements]

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
(In thousands, except per share data)

	28 weeks ended		12 weeks ended
	Dec. 10,	Dec. 11,	Dec. 10,	Dec. 11,
	2013	2012	2013	2012

Sales	$ 110,453	$ 109,148	$ 49,217	$ 48,523
Cost of sales
Food and paper	36,703	36,435	16,353	16,159
Payroll and related	38,720	38,086	17,087	16,634
Other operating costs	22,993	22,859	9,962	9,736
	98,416	97,380	43,402	42,529
Gross profit	12,037	11,768	5,815	5,994
Administrative and advertising	6,597	7,413	2,831	3,023
Franchise fees and other revenue	(782)	(751)	(358)	(322)
(Gain) loss on sale of assets	(67)	14	-	2
Impairment of long lived assets	-	71	-	-
Operating profit	6,289	5,021	3,342	3,291
Interest expense	350	550	135	229
Earnings from continuing operations before income taxes	5,939	4,471	3,207	3,062
Income taxes	1,663	1,512	843	1,062
Earnings from continuing operations	4,276	2,959	2,364	2,000
(Loss) from discontinued operations, net of tax	-	(158)	-	-
NET EARNINGS	$ 4,276	$ 2,801	$ 2,364	$ 2,000

Earnings per share (EPS) of common stock:
Basic net earnings per share:
Earnings from continuing operations	$ 0.84	$ 0.59	$ 0.46	$ 0.40
(Loss) from discontinued operations	$ -	$ (0.03)	$ -	$ -
Basic net earnings per share	$ 0.84	$ 0.56	$ 0.46	$ 0.40
Diluted net earnings per share:
Earnings from continuing operations	$ 0.84	$ 0.59	$ 0.46	$ 0.39
(Loss) from discontinued operations	$ -	$ (0.03)	$ -	$ -
Diluted net earnings per share	$ 0.84	$ 0.56	$ 0.46	$ 0.39
Diluted average shares outstanding	5,091	5,028	5,104	5,070
Depreciation included above	$ 5,663	$ 5,534	$ 2,436	$ 2,422
Opening expense included above	$ 188	$ 277	$ 120	$ 73

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands of dollars)

	December 10,	May 28,
	2013	2013
	(unaudited)
Assets
Current assets
Cash and equivalents	$ 1,144	$ 4,256
Receivables	1,384	1,297
Inventories	6,578	5,765
Other current assets	2,219	3,103
	11,325	14,421
Property and equipment	106,254	102,145
Other assets
Goodwill & other intangible assets	774	775
Property held for sale and land investments	7,637	8,405
Deferred income taxes and other	3,498	2,966
	11,909	12,146

	$ 129,488	$ 128,712

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$ 8,621	$ 5,879
Accrued expenses	7,971	8,025
Other	2,920	5,357
	19,512	19,261

Long-term obligations
Long-term debt	7,328	9,600
Other long-term obligations	15,751	16,195
	23,079	25,795

Shareholders' equity	86,897	83,656

	$ 129,488	$ 128,712

CONTACT: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., (513) 559-5200, www.frischs.com, investor.relations@frischs.com